UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 29, 2013

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 8 – OTHER EVENTS

Item 8.01 Other Events.

Update on Purchase Agreement with Accredited Investors which closed June 14, 2013

On June 10, 2013, Visualant, Inc. (“Visualant” or the “Company”), an industry-leading provider of chromatic-based identification and diagnostic solutions with its ChromaID™ technology, entered into a Purchase Agreement, Warrants, Registration Rights Agreement and Voting Agreement with accredited investors. As part of the transaction which closed June 14, 2013, the Company issued to the investors Series A Warrants for 52,300,00 common shares at $0.15 per share and Series B Warrants for 52,300,000 common shares at $0.20 per share.  If fully exercised, the warrants would provide the following liquidity (before fees) to fund the Company’s operations:

Series A Warrants - up to $7,845,000 and

Series B Warrants - up to $10,460,000.

The transaction was previously disclosed in the Company’s Form 10-Q that was filed with the SEC on August 15, 2013.

Expiration of Equity Line of Credit Transaction with Ascendiant Capital Partners, LLC dated June 17, 2011

The Company entered into an equity line of credit or an “equity drawdown facility” with Ascendiant on June 17, 2011.  Under the equity line of credit, the Company issued a total of 6,358,933 shares of common stock to Ascendiant for $483,141 or $.076 per share. This equity line of credit expired on August 29, 2013.

Update on Legal Proceedings with Ascendiant Capital Partners, LLC

On May 31, 2013, the Company exercised its option to purchase 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  To date, Ascendiant has delivered only 2,284,525 of the 4,000,000 Option Shares purchased by the Company and has failed to deliver the remaining 1,715,475 Option Shares. On June 17, 2013, the Company filed a complaint against Ascendiant in the Orange County Superior Court of California (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief. The matter is currently scheduled for hearing by the California Superior Court on September 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By: Ron Erickson
Ron Erickson
Chief Executive Officer

September 5, 2013